KIRLIN SECURITIES, INC.
                              6901 JERICHO TURNPIKE
                            SYOSSET, NEW YORK 111791


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                         FORM OF MERGER, ACQUISITION AND
                           OTHER BUSINESS ARRANGEMENT
                                    AGREEMENT

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                                                    _________________ ___, 2004


Fusion Telecommunications International, Inc.
420 Lexington Avenue
Suite 518
New York, New York 10170
Attn:  Marvin S. Rosen, Chief Executive Officer

Gentlemen:

         This is to confirm our agreement whereby Fusion Telecommunications International, Inc. ("Company") will compensate Kirlin Securities, Inc. ("Kirlin") if the Company engages in transactions with persons introduced to it by Kirlin:

         1. AGREEMENT REGARDING MERGERS, ACQUISITIONS AND OTHER BUSINESS ARRANGEMENTS

                  (a) In the event that any acquisition of and/or merger with other companies or joint ventures or other transaction with any third parties including, without limitation, (i) the sale of the business, assets or stock of the Company or any its subsidiaries or affiliates or any significant portion thereof, (ii) the purchase of the business, assets or stock of a third party or any significant portion thereof or (iii) entering into a commercial relationship with a third party not involving a transaction of the type referred to in clauses (i) or (ii) (collectively, a "Transaction"), occur which result from or are caused by introductions made by Kirlin within twelve (12) months prior thereto, the Company shall pay Kirlin 5% of Legal Consideration paid in any such Transaction.

                  For purposes of this Agreement, the phrase "Legal Consideration" shall mean the total value of the securities (valued as determined in the applicable agreement governing the terms of the Transaction or, if not so valued, at market on the day of closing, or if there is no public market, valued as set forth herein for other property), cash and assets and property or other benefits (including assumption, defeasance or repayment of debt and other obligations) exchanged or received by the Company or its shareholders as consideration as a result of or arising out of the Transaction, irrespective of the period of

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payment or terms (all valued at fair market present value as agreed or, if not, by an independent appraiser selected by the Company in good faith).

                  (b) All fees payable under this Section 1 are due and payable to Kirlin, in cash or by certified check, at the closing or closings of any Transaction; provided, that if the Legal Consideration on any Transaction is other than all cash, the payment to Kirlin shall be, at the option of the Company, either the cash equivalent or such other consideration proportionate with the types of Legal Consideration paid on such Transaction; and PROVIDED, HOWEVER, that if any Legal Consideration is to be paid or received at a future date or is contingent upon a future event, the related fees shall be due and payable on the business day after receipt or payment by the Company. No fees shall be payable under this Section 1 or otherwise if, for any reason, the Transaction is not consummated.

         2.       TERM OF AGREEMENT

         This Agreement shall be for a term of three years from the date hereof.

         3.       EXPENSES

         Kirlin shall bear all costs and expenses incurred by Kirlin directly in connection with the introduction or attempted introduction(s) made by Kirlin in connection with Transactions and otherwise in connection with the performance of its services hereunder, unless otherwise agreed to by the Company.

         4.       USE OF NAME AND REPORTS

         Use of Kirlin's name in annual reports or any other reports of the Company or press releases issued by the Company shall require the prior written approval of Kirlin, which shall not be unreasonably withheld or delayed.

         5.       STATUS AS INDEPENDENT CONTRACTOR

         Kirlin shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that Kirlin, and any individual or entity that Kirlin shall employ in order to perform its services hereunder, shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

         6.       ENTIRE AGREEMENT

         This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

         7.       NOTICES

         Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each

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party at its respective addresses set forth above, or such other address as may be given by either party in a notice given pursuant to this Section 7.

         8.       SUCCESSORS AND ASSIGNS

         This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

         9.       NON-EXCLUSIVITY

         Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties.

         10.      APPLICABLE LAW

         This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

         11.      ARBITRATION

         In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be submitted to the American Arbitration Association in New York County, New York, for its decision and determination in accordance with its rules and regulations then in effect. Each of the parties agrees that the decision and/or award made by the Association may be entered as judgment of the courts of the State of New York, as shall be enforceable as such.

         If the foregoing correctly sets forth the understanding between Kirlin and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

                                          KIRLIN SECURITIES, INC.


                                          By:
                                              ---------------------------------
                                              Name: David O. Lindner
                                              Title: Co-Chief Executive Officer


AGREED AND ACCEPTED BY:

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.


By:
    --------------------------------
    Name: Marvin: S. Rosen
    Title: Chief Executive Officer



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